Exhibit 4.14

GUARANTEED INVESTMENT CONTRACT

by and among

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP

as Guarantor LP

and

ROYAL BANK OF CANADA

as Cash Manager and GIC Provider

and

COMPUTERSHARE TRUST COMPANY OF CANADA

as Bond Trustee

October 25, 2007

GUARANTEED INVESTMENT CONTRACT

THIS GUARANTEED INVESTMENT CONTRACT AGREEMENT (this “Agreement”) is made as of the 25th day of October, 2007.

BY AND AMONG:

(1)
RBC Covered Bond Guarantor Limited Partnership, a limited partnership formed under the laws of the Province of Ontario, whose registered office is at the Royal Bank Plaza, South Tower, 9th Floor, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5 by its managing general partner RBC Covered Bond GP Inc. (hereinafter the “Guarantor LP”);

(2)
Royal Bank of Canada (the “Bank”), a bank named in Schedule I to the Bank Act (Canada), whose executive office is at Royal Bank Plaza, South Tower, 8th Floor, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5 acting as Cash Manager (hereinafter or “Cash Manager”) and as GIC Provider (hereinafter the “GIC Provider”); and

(3)
Computershare Trust Company of Canada, a trust company formed under the laws of Alberta, whose registered office is at 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario, Canada M5J 2Y1 acting in its capacity as Bond Trustee (hereinafter the “Bond Trustee”).

WHEREAS:

(A)
As part of the transactions contemplated in the Programme, the Cash Manager has agreed, pursuant to the Cash Management Agreement, to provide Cash Management Services in connection with the business of the Guarantor LP.

(D)
The Cash Management Agreement provides that the Guarantor LP (or the Cash Manager on its behalf) may invest funds from time to time in interest bearing accounts with the Bank, as Account Bank pursuant to and on the terms of the Bank Account Agreement and the GIC Provider has agreed to pay interest on the funds standing to the credit of the Guarantor LP at specified rates determined in accordance with and pursuant to the terms of this Agreement.

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1
The master definitions and construction agreement made between, inter alia, the parties to this Agreement on October 25, 2007 (as the same may be amended, varied or supplemented from time to time with the consent of the parties thereto) (the “Master Definitions and Construction Agreement”) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement shall be construed in accordance with the interpretation provisions set out in Section 2 of the Master Definitions and Construction Agreement.

2.	THE GIC ACCOUNT

The GIC Provider confirms that (on the instructions of the Guarantor LP (or the Cash Manager on its behalf)) the GIC Account has been opened in its books in the name of the Guarantor LP, and it agrees to accept on deposit in the GIC Account all monies transferred, from time to time, to the GIC Account, subject to and upon the terms of this Agreement, the Bank Account Agreement, the Cash Management Agreement and the Security Agreement.

3.	INTEREST

3.1
Interest shall accrue daily on the GIC Balance and shall be paid monthly in arrears on the Calculation Date at the GIC Rate by payment for value on the same day to the GIC Account or such other accounts as the Guarantor LP (or the Cash Manager on its behalf) shall specify.

3.2
On any day on which interest is payable by the GIC Provider under this Agreement, the GIC Provider shall pay the amount of interest then due in immediately available, freely transferable, cleared funds by no later than the close of business (Toronto Time) on that day.

3.3
In the event that a Guarantor LP Acceleration Notice is served on the Guarantor LP, then, on the date of such Guarantor LP Acceleration Notice, the GIC Provider shall pay to the Bond Trustee the aggregate of all interest accrued on the GIC Account on each day during the month in which such Guarantor LP Acceleration Notice is served up to (but excluding) the date of such Guarantor LP Acceleration Notice.  As and from the date of such Guarantor LP Acceleration Notice, the GIC Provider shall comply with the directions of the Bond Trustee in relation to the GIC Account.

4.	WITHDRAWALS AND DEPOSITS

4.1
Subject always to the provisions of the Cash Management Agreement, the Bank Account Agreement and the Security Agreement, the Guarantor LP (or the Cash Manager on its behalf) may on any Business Day give notice to the GIC Provider that it wishes to withdraw on such date all or part of the GIC Balance from the GIC Account and the GIC Provider shall comply with such notice and pay the amount specified in such notice to the account specified therein, provided that if any such notice is received after 12 noon (Toronto Time) on any day it shall be deemed to have been received at the opening of business on the next following Business Day.

4.2
The Guarantor LP (or the Cash Manager on its behalf) may deposit, or procure the deposit of, sums in the GIC Account, to the extent permitted by the terms of the Cash Management Agreement, the Bank Account Agreement and the Security Agreement, and the GIC Provider agrees to accept and credit to the GIC Account such sums in accordance with the other terms hereof.

5.	TERMINATION

Following termination of the Bank Account Agreement and/or closing of the GIC Account in accordance with the Bank Account Agreement, the Guarantor LP or the Bond Trustee may terminate this Agreement by serving a written notice of termination on the GIC Provider.

6.	WARRANTIES

6.1	The GIC Provider warrants to the Guarantor LP and the Bond Trustee at the date hereof, on each date on which an amount is credited to the GIC Account and on each Guarantor LP Payment Date, that:

(a)
it is a Schedule I Bank existing under the laws of Canada and duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to qualify would not constitute a Material Adverse Event;

(b)
the execution, delivery and performance by the GIC Provider of this Agreement are within the GIC Provider’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene or result in a default under or conflict with (1) the charter or by-laws of the GIC Provider, (2) any law, rule or regulation applicable to the GIC Provider, or (3) any order, writ, judgment, award, injunction, decree or contractual obligation binding on or affecting the GIC Provider or its property; and

(c)	it is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

6.2
The GIC Provider undertakes to notify the Guarantor LP and the Bond Trustee immediately if, at any time during the term of this Agreement, any of the statements contained in Section 6.1 ceases to be true.  The warranties set out in Section 6.1 shall survive the signing and delivery of this Agreement.

7.	ASSIGNMENT

7.1
Save as otherwise contemplated in this Agreement or the Cash Management Agreement, no party hereto (other than the Bond Trustee) may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Bond Trustee, and Rating Agency Confirmation having been obtained by the Guarantor LP (or the Cash Manager on its behalf) in respect of any such assignment.

7.2
Notwithstanding the provisions of Section 7.1 above, the parties hereto acknowledge that the Guarantor LP may assign all its rights, title and interest in this Agreement to the Bond Trustee, for the benefit of the Secured Creditors, in accordance with and pursuant to the terms of the Security Agreement.

8.	AGENCY

The GIC Provider agrees and confirms that, unless the GIC Provider is otherwise notified by the Guarantor LP or the Bond Trustee in accordance with the terms of this Agreement, the Cash Manager, as agent of the Guarantor LP, may act on behalf of the Guarantor LP under this Agreement.

9.	INFORMATION

The GIC Provider shall provide to the Bond Trustee or the Guarantor LP (or the Cash Manager on its behalf), or procure the provision to the Bond Trustee of, such information and evidence in respect of any dealing between the Guarantor LP and the GIC Provider or otherwise under or in relation to this Agreement as the Bond Trustee may reasonably request and the Guarantor LP hereby waives any right or duty of confidentiality which it may have or which may be owed to it by the GIC Provider in respect of the disclosure of such information and evidence pursuant to this Section 9.

10.	PAYMENTS

The parties agree that payments required to be made hereunder shall be made in accordance with Section 2 of the Bank Account Agreement.

11.	NOTICES

Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by prepaid first class mail to the registered office of such person set forth above unless an alternative address is provided below, in which case delivery shall be to the address provided below, or by facsimile transmission to the facsimile number set forth below, as applicable:

(a)	in the case of the Guarantor LP, to:

RBC Covered Bond Guarantor Limited Partnership
Royal Bank Plaza, South Tower
14th Floor, 200 Bay Street
Toronto, Ontario
Canada M5J 2J5

Attention: Ann Milne, Senior Manager
Facsimile number: (416) 974-6056

(b)	in the case of the GIC Provider or the Cash Manager, to:

Royal Bank of Canada
Royal Bank Plaza, South Tower
14th Floor, 200 Bay Street
Toronto, Ontario
Canada M5J 2J5

Attention: Ann Milne, Senior Manager
Facsimile number: (416) 974-6056

(c)	in the case of the Bond Trustee, to:
Computershare Trust Company of Canada
100 University Avenue
9th Floor, North Tower
Toronto, Ontario
Canada M5J 2Y1

Attention: Manager, Corporate Trust
Facsimile number: (416) 981-9777

Any such communication will be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, (ii) in the case of first class post, when it would be received in the ordinary course of the post or (iii) if transmitted by facsimile transmission, on the Business Day following the date of transmission provided the transmitter receives a confirmation of successful transmission.

Any party may change its address for notice, or facsimile contact information for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address, or facsimile contact information, as applicable.

12.	COUNTERPARTS

This Agreement may be executed in any number of counterparts (manually or by facsimile), and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.  Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

13.	THE BOND TRUSTEE

13.1
If there is any change in the identity of the Bond Trustee, the Guarantor LP, the Cash Manager and the GIC Provider shall execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and obligations of the outgoing Bond Trustee under this Agreement.

13.2
It is hereby acknowledged and agreed that by its execution of this Agreement the Bond Trustee shall not assume or have any of the obligations or liabilities of the Guarantor LP, the Cash Manager or the GIC Provider under this Agreement and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Section 14.  For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and obligations of the Bond Trustee are governed by the Trust Deed and the Security Agreement.  Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee’s absolute discretion without any obligation to give reasons therefore and the Bond Trustee shall not be responsible for any liability occasioned by so acting if acting in accordance with the terms of the Trust Deed and the Security Agreement, but without prejudice to the obligation of the Bond Trustee to act reasonably.

14.	AMENDMENTS

(a)
Any amendment, modification or variation to this Agreement requires the prior written consent of the GIC Provider and subject to Section 7.3 of the Security Agreement, any amendment, modification or variation to this Agreement or waiver of rights under this Agreement will also require the prior written consent of each other party to this Agreement.

(b)
Each proposed amendment, variation or waiver of rights under this Agreement that is considered by the Guarantor LP to be a material amendment, variation or waiver, shall be subject to Rating Agency Confirmation. The Guarantor LP (or the Cash Manager on its behalf) shall deliver notice to the Rating Agencies from time to time of any amendment, variations or waivers for which Rating Agency Confirmation is not required, provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor LP under this Agreement.

(c)
For greater certainty, the rights under this Agreement may only be amended, varied or waived by written agreement between the parties hereto and any failure or delay by a party hereto in enforcing, or insisting upon strict performance of, any provision of this Agreement will not be considered to be a waiver, amendment or variation of such provision or in any way affect the validity or enforceability of this Agreement.

15.	NON-PETITION

The Cash Manager and GIC Provider agree that they shall not institute or join any other Person or entity in instituting against, or with respect to, the Guarantor LP, or any of the general partners of the Guarantor LP, any bankruptcy or insolvency event so long as any Covered Bonds issued by the Issuer under the Programme shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Covered Bonds shall have been outstanding.  The foregoing provision shall survive the termination of this Agreement by any of the parties hereto.

16.	GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

17.	SUBMISSION TO JURISDICTION

Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of the Ontario courts in any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined by such courts.  Each party to this Agreement hereby irrevocably waives, to the fullest extent it may possibly do so, any defence or claim that the Ontario courts are an inconvenient forum for the maintenance or hearing of such action or proceeding.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first before written.

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner RBC COVERED BOND GP INC.

Per:
Name:
Title:

ROYAL BANK OF CANADA

Per:
Name:
Title:

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:
Name:
Title:
Per:
Name:
Title: